Exhibit 99

Keithley Instruments Announces Cost Reduction Actions

CLEVELAND--(BUSINESS WIRE)--December 15, 2008--Keithley Instruments, Inc. (NYSE: KEI), a leader in solutions for emerging measurement needs, today announced cost reduction actions in response to the rapid deterioration in global economic and industry conditions. The following actions are being implemented over the course of the next month:

  The Company is implementing a ten percent pay reduction for the majority of U.S. exempt employees, a slightly larger percentage reduction for the Company’s three senior officers and unpaid days off for U.S. non-exempt employees.
  The annual bonus program for management will be suspended for fiscal 2009. There will also be lower sales commission payments to the Company’s sales force.
  There will be a reduction in the worldwide work force of approximately seven percent, which includes the impact of an early retirement program.
  The Company will suspend its 401(k) match for fiscal 2009.

The estimated cost of the these actions is expected to approximate between $1.5 million and $2.0 million on a pre-tax basis. The final cost will not be known until the actions are completed in January, and it is expected that the majority of the charges will be recorded in the second quarter of fiscal 2009. The Company is currently estimating that the cumulative annualized savings of all cost reduction actions announced since September 25, 2008, will be greater than 20 percent of the Company’s operating costs in fiscal 2008.

“We are taking these actions in response to the sudden declines throughout the electronics industry,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “We know these actions will have a significant impact on our employees; however, we have made these decisions to maintain the financial stability of the Company in light of this dramatic economic recession and the near-term uncertainties.”

Forward Looking Statements

Statements in this release that are not historical facts, including those relating to cost reduction measures and cost savings, are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; uncertainties in the credit and capital markets; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; timing of recognizing shipments to revenue; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; and the Company’s ability to implement planned cost savings initiatives without adversely affecting the Company’s product development program. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, 440-248-0400
Vice President and Chief Financial Officer